Exhibit 99.1

Whiting USA Trust II

Whiting USA Trust II Announces Trust Quarterly Distribution

WHITING USA TRUST II
The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS
RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, August 8, 2012 – Whiting USA Trust II (NYSE Symbol – WHZ) announced the second Trust distribution in 2012, which relates to net profits generated during the second quarterly payment period of 2012.

Unitholders of record on August 20, 2012 will receive a distribution amounting to $16,455,602 or $0.894326 per unit, which is payable on or before August 29, 2012.

Volumes, average sales prices and net profits for the quarterly payment period were:

Sales volumes:
Oil (Bbls)	356,599
Natural gas (Mcf)	655,398

Total (BOE)	465,832
Average sales prices:
Oil (per Bbl)	$84.06
Natural gas (per Mcf)(1)	$4.48
Gross proceeds:
Oil sales	$29,976,437
Natural gas sales	2,936,249

Total gross proceeds	$32,912,686

Costs:
Lease operating expenses	$11,447,340
Production taxes	1,706,238
Development costs	1,321,279

Total costs	$14,474,857

Net profits	$18,437,829
Percentage allocable to Trust’s Net Profits Interest	90%

Total cash available for the Trust	$16,594,046
Provision for estimated Trust expenses	(125,000)
Montana state income taxes withheld	(13,444)

Net cash proceeds available for distribution	$16,455,602
Trust units outstanding	18,400,000

Cash distribution per Trust unit	$0.894326

(1)	The average sales price of natural gas for the gas production months within the distribution period exceeded the average NYMEX gas prices for those same months within the period due to the “liquids rich” content of a portion of the natural gas volumes produced by the underlying properties.

The net profits interest represents the right to receive 90% of the net proceeds from Whiting Petroleum Corporation’s interests in certain existing oil and natural gas properties located primarily in the Rocky Mountains, Permian Basin, Gulf Coast and Mid-Continent regions of the United States. The net profits interest will terminate on the later to occur of (1) December 31, 2021, or (2) the time when 11.79 MMBOE have been produced from the underlying properties and sold (which amount is equivalent to 10.61 MMBOE attributable to the net profits interest), and the Trust will soon thereafter wind up its affairs and terminate, after which it will pay no further distributions.

As of June 30, 2012, on a cumulative accrual basis, 0.9 MMBOE (9%) of the Trust’s total 10.61 MMBOE have been produced and sold. Based on the Trust’s reserve report for the underlying properties as of December 31, 2011, the 11.79 MMBOE of reserves (10.61 MMBOE to the 90% net profits interest) are projected to be produced from the underlying properties by December 31, 2021, which reflects an expected year over year decline rate of approximately 8.4% between 2012 and 2021, assuming no additional development drilling or other development expenditures are made on the underlying properties after 2014. However, cash distributions to unitholders may decline at a faster rate than the rate of production due to fixed and semi-variable costs attributable to the underlying properties, or if expected future development is delayed, reduced or cancelled.

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. The announced distributable amount is based, in part, on the amount of cash received or expected to be received by the Trust from Whiting Petroleum Corporation pursuant to the net profits interest with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, risks inherent in the operation, production and development of oil and gas properties, and future production and development costs. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust II
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
919 Congress Avenue, Austin, TX 78701

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